As filed with the Securities and Exchange Commission on July 11, 2014

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW YORK REIT, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Maryland	27-1065431
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

405 Park Avenue	10022
New York, New York	(Zip Code)
(Address of Principal Executive Offices)

Employee and Director Incentive Restricted Share Plan
of New York REIT, Inc.

American Realty Capital New York Recovery REIT, Inc.
2010 Stock Option Plan

(Full Title of the Plans)

Nicholas S. Schorsch
Chief Executive Officer and
Chairman of the Board of Directors
New York REIT, Inc.
405 Park Avenue
New York, New York 10022
(Name and Address of Agent for Service)
(212) 415-6500
(Telephone Number, Including Area Code, of Agent For Service)
With copies to:

Peter M. Fass, Esq.	Michael J. Choate, Esq.
Proskauer Rose LLP	Proskauer Rose LLP
Eleven Times Square	Three First National Plaza
New York, New York 10036	70 West Madison
Tel: (212) 969-3000	Chicago, Illinois 60602-4342
Fax: (212) 969-2900	Tel: (312) 962-3567
Fax: (312) 962-3551

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Stock, par value $0.01 per share	16,718,022	$10.76	$179,885,917	$23,169

(1)	This Registration Statement covers (i) 16,218,022 shares of the common stock, par value $0.01 per share (the “Common Stock”) of New York REIT, Inc. (the “Registrant”) available for issuance under the Employee and Director Incentive Restricted Share Plan of New York REIT, Inc. (the “Restricted Share Plan”) and (ii) 500,000 shares of the Registrant’s Common Stock available for issuance under the American Realty Capital New York Recovery REIT, Inc. 2010 Stock Option Plan (the “Option Plan”, and together with the Restricted Share Plan, the “Stock Plans”). Further, this Registration Statement registers such additional shares of Common Stock as may be offered or issued under the Stock Plans to prevent dilution resulting from stock splits, stock dividends or similar transactions that results in an increase in the number of the outstanding shares of Common Stock or shares issuable pursuant to awards granted under the Stock Plans. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Stock Plans.

(2)	Calculated solely for purposes of this offering in accordance with Rules 457(c) and 457(h) of the Securities Act, on the basis of the average of the high and low selling prices per share of Common Stock on July 8, 2014, as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on February 28, 2014;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2014, filed with the Commission on May 14, 2014;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 9, 2014, February 25, 2014, February 27, 2014, March 17, 2014, April 1, 2014, April 11, 2014, April 15, 2014, April 16, 2014, April 22, 2014, April 28, 2014, April 29, 2014, May 13, 2014, May 28, 2014, May 30, 2014, June 3, 2014 and June 27, 2014, and Amended Current Reports on Form 8-K/A filed with the Commission on January 17, 2014 and February 27, 2014; and

(d)	the description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on April 11, 2014 to register the Registrant’s Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any subsequent amendment or report filed with the Commission for the purpose of updating this description of the Registrant’s Common Stock.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter, a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant’s charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Registrant or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Registrant’s charter authorizes it, and the Registrant’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of the Registrant who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of the Registrant and at its request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The Registrant’s charter and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant.

The Registrant may enter into indemnification agreements with each of its directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Registrant for liability arising under the Securities Act, the Registrant has been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Charter of the Registrant (filed herewith)

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed by the Registrant with the Commission on April 15, 2014)

4.3	Fourth Amended and Restated Agreement of Limited Partnership of New York Recovery Operating Partnership, L.P. dated April 15, 2014 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed by the Registrant with the Commission on April 15, 2014)

5.1	Opinion of Venable LLP (filed herewith)

23.1	Consent of Grant Thornton LLP (filed herewith)

23.2	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Employee and Director Incentive Restricted Share Plan of New York REIT, Inc. (incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 filed with the Commission on March 2, 2011)

99.2	First Amendment to Employee and Director Incentive Restricted Share Plan of New York REIT, Inc. (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed by the Registrant with the Commission on April 15, 2014)

99.3	Second Amendment to Employee and Director Incentive Restricted Share Plan of New York REIT, Inc. (incorporated by reference to Exhibit (d)(x) to the Registrant’s Amendment No. 1 to Schedule TO, filed with the Commission on May 5, 2014)

99.4	American Realty Capital New York Recovery REIT, Inc. 2010 Stock Option Plan (incorporated by reference to Exhibit 10.5 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 filed with the Commission on March 2, 2011)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 11th day of July, 2014.

NEW YORK REIT, INC.

By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and
Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of New York REIT, Inc. hereby constitutes and appoints Nicholas S. Schorsch and Gregory W. Sullivan, or any of them individually, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign this Registration Statement on Form S-8 of New York REIT, Inc. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Nicholas S. Schorsch	Chief Executive Officer and Chairman of	July 11, 2014
Nicholas S. Schorsch	the Board of Directors (Principal Executive Officer)

/s/ Gregory W. Sullivan	Chief Operating Officer and Chief	July 11, 2014
Gregory W. Sullivan	Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ William M. Kahane	Director	July 11, 2014
William M. Kahane

/s/ William G. Stanley	Director	July 11, 2014
William G. Stanley

/s/ Robert H. Burns	Director	July 11, 2014
Robert H. Burns

/s/ Scott J. Bowman	Director	July 11, 2014
Scott J. Bowman

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Charter of the Registrant (filed herewith)

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed by the Registrant with the Commission on April 15, 2014)

4.3	Fourth Amended and Restated Agreement of Limited Partnership of New York Recovery Operating Partnership, L.P. dated April 15, 2014 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed by the Registrant with the Commission on April 15, 2014)

5.1	Opinion of Venable LLP (filed herewith)

23.1	Consent of Grant Thornton LLP (filed herewith)

23.2	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Employee and Director Incentive Restricted Share Plan of New York REIT, Inc. (incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 filed with the Commission on March 2, 2011)

99.2	First Amendment to Employee and Director Incentive Restricted Share Plan of New York REIT, Inc. (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed by the Registrant with the Commission on April 15, 2014)

99.3	Second Amendment to Employee and Director Incentive Restricted Share Plan of New York REIT, Inc. (incorporated by reference to Exhibit (d)(x) to the Registrant’s Amendment No. 1 to Schedule TO, filed with the Commission on May 5, 2014)

99.4	American Realty Capital New York Recovery REIT, Inc. 2010 Stock Option Plan (incorporated by reference to Exhibit 10.5 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 filed with the Commission on March 2, 2011)